UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2005

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Item 1.01. Entry into a Material Definitive Agreement.

In 2002 and 2003, we entered into employment agreements with each of our executive officers in the form previously filed with the Securities and Exchange Commission. These employment agreements provide severance benefits in connection with certain involuntary terminations of employment or certain terminations after a change in control. The terms of the employment agreements were for two to four years depending on each officer’s position. The employment agreements with two-year terms expired on various dates in 2005. Additionally, in 2000, we entered into change in control agreements with Larry D. Irick and other of our officers and key employees, but not any of the other named executive officers. The agreements have three-year terms with an automatic extension of one year on each anniversary, unless prior notice is given by the officer or by us. These agreements and the change in control provisions included in the employment agreements are intended to ensure the officers’ continued service and dedication to us and to ensure their objectivity on considering on our behalf any transaction that would result in a change in control of us.

On August 17, 2005, in connection with its periodic review of its compensation practices for executive officers, our board of directors authorized us to enter into new change in control agreements with those officers whose employment agreements expired earlier in 2005. Our board of directors also authorized us to enter into new change in control agreements with each officer whose employment agreement has not yet expired or otherwise has a stand-alone change in control agreement, including Mark A. Ruelle, Douglas R. Sterbenz, and Mr. Irick, if the officer agrees to the replacement of his or her current change in control benefits with the new change in control agreement. Our board of directors did not authorize new change in control agreements for James S. Haines, Jr. or William B. Moore.

Under the new change in control agreements, the officer will be eligible to receive the following benefits if, within three years after a change in control, the officer’s employment is terminated without cause or the officer resigns for good reason (that is, a change in status as an officer, a reduction in total annual compensation, a relocation of more than 80 miles that is to a location outside our service territory or a material adverse reduction in benefits):

•	a severance payment equal to two times the sum of (1) the officer’s base salary, (2) the amount of the dividend equivalents payable to the officer based on our annual dividend at the time of termination and the average annual outstanding restricted share units under the officer’s most recent restricted share unit award, and (3) the annual value of the officer’s award of restricted share units (regardless of conditions for vesting) based on the number of restricted share units awarded to the officer on an annual basis and our stock price at the time of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•	participation in our (or our successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to officers at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service;

•	if necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes; and

•	we (or our successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.

We have the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: August 23, 2005	By:	/s/ Mark A. Ruelle
	Name:	Mark A. Ruelle
	Title:	Executive Vice President and Chief Financial Officer